Exhibit 99
PRESS RELEASE
FOR IMMEDIATE DISTRIBUTION

Contact:	Robert L. G. White President and CEO Phone: 908/206-3700

TRANSTECHNOLOGY COMMON STOCK LISTED ON AMERICAN STOCK EXCHANGE
Union, New Jersey — August 11, 2006 — TransTechnology Corporation (Amex: BZC)
announced today that the American Stock Exchange has listed the Company’s common stock under the trading symbol BZC. Shares of the Company’s common stock will commence trading on the American Stock Exchange on Monday, August 14, 2006.
The Company has selected LaBranche & Co. as its specialist for American Stock Exchange trading and price quotation. This follows the Company’s announcement on July 19, 2006, that its application to be listed on the American Stock Exchange had been approved.
Robert White, President and CEO of TransTechnology said, “We are deeply gratified to be listed on The American Stock Exchange. We believe that our listing on the Amex will increase liquidity for our shareholders and expand the availability of the Company’s shares to potential investors. This is an exciting step forward for the Company and our shareholders.”
TransTechnology Corporation (http://www.transtechnology.com) operating as Breeze-Eastern (http://www.breeze-eastern.com) is the world’s leading designer and manufacturer of sophisticated lifting devices for military and civilian aircraft, including rescue hoists, cargo hooks, and weapons-lifting systems. The company, which employs approximately 195 people at its facility in Union, New Jersey, reported sales from continuing operations of $64.4 million in the fiscal year ended March 31, 2006.
700 Liberty Avenue • P.O. Box 3300 • Union • New Jersey 07083
Tel. 908.688.2440 • Fax 908.686.7485 • www.transtechnology.com

TransTechnology Corporation
Press Release

August 11, 2006	Page 2 of 2

INFORMATION ABOUT FORWARD-LOOKING STATEMENTS
Certain statements in this press release constitute “forward-looking statements” within the meaning of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended (the “Acts”). Any statements contained herein that are not statements of historical fact are deemed to be forward-looking statements.
The forward-looking statements in this press release are based on current beliefs, estimates and assumptions concerning the operations, future results, and prospects of the Company. As actual operations and results may materially differ from those assumed in forward-looking statements, there is no assurance that forward-looking statements will prove to be accurate. Forward-looking statements are subject to the safe harbors created in the Acts.
Any number of factors could affect future operations and results, including, without limitation competition from other companies; changes in applicable laws, rules and regulations affecting the Company in the locations in which it conducts its business; the availability of equity and/or debt financing in the amounts and on the terms necessary to support the Company’s future business; interest rate trends; determination by the Company to dispose of or acquire additional assets; general industry and economic conditions; events impacting the U.S. and world financial markets and economies; and those specific risks that are discussed in the Company’s previously filed Annual Report on Form 10-K for the fiscal year ended March 31, 2006.
The Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information or future events.
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